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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Company Contact:
Paul A. Brown, MD                                Edward Silverman
Chairman of the Board                            Silverman Heller Associates
HEARx Ltd.                                       212/682-9222
561/478-8770, ext. 123

          HEARx Ltd. BOARD OF DIRECTORS ADOPTS SHAREHOLDER RIGHTS PLAN

       WEST PALM BEACH, FLORIDA - DECEMBER 15, 1999 - The Board of Directors of HEARx Ltd. (AMEX: EAR) yesterday approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to stockholders.

       Paul A. Brown, M.D., Chairman of the Board of Directors, stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our stockholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

       The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of HEARx Ltd. common stock. The dividend distribution will be made to stockholders of record on December 31, 1999. Each stockholder is automatically entitled to the Rights, and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders.

           The Rights will be exercisable only if a person or group acquires 15% or more of HEARx Ltd.'s common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series H Junior Participating Preferred Stock at an exercise price of $28.00 and will expire on December 31, 2009.

       Following the acquisition of 15% or more of HEARx Ltd.'s common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. HEARx Ltd. will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company's shares.

       A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's stockholders following the record date.

       HEARx Ltd., with the largest network of hearing care centers in the $2.5 billion field of hearing services, operates approximately 80 company-owned and joint venture centers in California, Florida, New Jersey and New York. HEARx Ltd. and HEARx West LLC, a joint venture between HEARx Ltd. and the Permanente Federation, provide hearing care to patients whose health insurance and managed care organizations have contracted with HEARx for such care and to retail "self-pay" patients who are unaffiliated with health insurance and managed care organizations.